Exhibit 16.1

September 2, 2020

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street North East

Washington, DC 20549

Re:	China Green Agriculture, Inc.

Commission File Number 001-34260

We have read the statement that we understand China Green Agriculture, Inc. will include in Item 4.01 of Form 8K dated September 2, 2020 that it will file regarding the recent change of auditors. We agree with such statements made regarding our firm.

Very truly yours,

Raul Carrega